Exhibit (a)(7)

This announcement is not an offer to purchase or a solicitation of an offer to sell securities. This offer is made solely by the U.S. Offer to Purchase, dated June 30, 2003, and the related ADS Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of securities in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Notice of U.S. Offer to Purchase for Cash All of

the Outstanding Series V Shares and

American Depositary Shares

of

GRUPO IUSACELL, S.A. DE C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.05712180 Per Series V Share

and

Mexican Pesos 5.712180 Per American Depositary Share

(each ADS representing one hundred Series V Shares)

by

MOVIL ACCESS, S.A. DE C.V.

a wholly-owned subsidiary

of

BIPER, S.A. DE C.V.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (4:00 P.M., MEXICO CITY TIME) ON TUESDAY, JULY 29, 2003, UNLESS THE U.S. OFFER IS EXTENDED.

Movil Access, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States (“Movil Access”) and a wholly-owned subsidiary of Biper, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States (“Biper”), is offering in the United States (the “U.S. Offer”) to purchase for cash all of the outstanding Series V Shares (the “Series V Shares”) and American Depositary Shares (“ADSs” and collectively with the Series V Shares, the “Securities”), of Grupo Iusacell, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States (“Iusacell”). Each ADS represents one hundred Series V Shares.

Simultaneously with the U.S. Offer, Movil Access is offering in Mexico (the “Mexican Offer” and collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the outstanding Series A Shares (“Series A Shares”) and Series V Shares of Iusacell for the same price and on substantially the same terms as the Series V Shares and ADSs in the U.S. Offer.

In the U.S. Offer, Movil Access is offering to purchase all of the outstanding ADSs at the U.S. dollar equivalent of Ps. 5.712180 per ADS and all of the outstanding Series V Shares held by persons who are not Mexican residents at the U.S. dollar equivalent of Ps. 0.05712180 per Series V Share, in cash, in each case less any withholding taxes and without interest thereon. The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the U.S. dollar to Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to the expiration date of the U.S. Offer by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars (the “Applicable Exchange Rate”). Movil Access will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next business day after the Applicable Exchange Rate is determined.

The Mexican Offer is open to all holders of Series A Shares and Series V Shares, including those held by U.S. holders. Any holder who is not a Mexican resident can tender Series V Shares in either the U.S. Offer or the Mexican Offer. Mexican residents can only tender Series V Shares held by them into the Mexican Offer. The purchase price for the Series V Shares tendered in the Mexican Offer will be paid, at such holder’s election, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price in the Mexican Offer based on the Applicable Exchange Rate. However, individuals tendering Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the Mexican Receiving Agent (as defined below) for their Series V Shares.

A holder of ADSs may contact The Bank of New York, as Depository to convert its ADSs into Series V Shares and tender such Series V Shares in the Mexican Offer. However, such holder will have to pay a fee of up to $0.05 for each ADS converted. If a holder chooses to convert its ADSs into Series V Shares and tender into the Mexican Offer and elects to receive payment in Mexican pesos it will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers, if it then wishes to convert its Mexican pesos to U.S. dollars.

Movil Access and Biper have entered into an Acquisition Agreement, dated June 12, 2003 (the “Acquisition Agreement”), with the following shareholders of Iusacell: Bell Atlantic International, Inc., a Delaware corporation (“BAII”), Bell Atlantic Latin America Holdings, Inc., a Delaware corporation (“BALAH”), and Bell Atlantic New Zealand Holdings, Inc., a Delaware corporation (“BANZHI”, and together with BAII and

BALAH, the “Verizon Selling Shareholders”), and Vodafone Americas B.V., a limited liability company organized under the laws of The Netherlands (“Vodafone”). The Verizon Selling Shareholders and Vodafone respectively own approximately 39.4% and 34.5% of the total outstanding Series A Shares and Series V Shares (including those in the form of ADSs) and, pursuant and subject to the provisions of the Acquisition Agreement and the Escrow Agreement, have agreed, among other things, to cause to be validly tendered (and not withdrawn) all such Series A Shares and Series V Shares held by them (including Series V Shares underlying ADSs held by certain of the Verizon Selling Shareholders) in the Mexican Offer.

In addition to the Acquisition Agreement, Movil Access, Biper, the Verizon Selling Shareholders, Vodafone and The Bank of New York, as escrow agent (“Escrow Agent”), have entered into an Escrow Agreement, dated June 12, 2003 (the “Escrow Agreement”). Pursuant to the Escrow Agreement, the Verizon Selling Shareholders and Vodafone have transferred to the Escrow Agent all of the Series A Shares and Series V Shares owned by the Verizon Selling Shareholders and Vodafone. In addition, each of the Verizon Selling Shareholders and Vodafone has irrevocably appointed the Escrow Agent as its attorney-in-fact to cause such Securities to be tendered into the Mexican Offer. As promptly as practicable, but in no event more than two business days after the commencement of the Offers, the Escrow Agent will cause all of the Series A Shares and Series V Shares deposited with the Escrow Agent to be tendered into the Mexican Offer. Pursuant to the Escrow Agreement, Movil Access has transferred to the Escrow Agent US$10,000,000, which amount represents the United States dollar equivalent of the sum of all of the outstanding Series A Shares, Series V Shares and ADSs multiplied by the respective purchase price of the Offers. The United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to June 12, 2003 by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars. Pursuant to the Escrow Agreement, the Escrow Agent will cause all of the Series A Shares and Series V Shares transferred by the Verizon Selling Shareholders and Vodafone to be tendered in the Mexican Offer.

Notwithstanding any provision of the U.S. Offer, Movil Access may not (without the consent of the Verizon Selling Shareholders and Vodafone) accept Securities for payment or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and be continuing as of the Expiration Date (as defined below) (collectively, the “Offer Conditions”): (i) any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer; (ii) the approval of the U.S. Federal Communications Commission for the transfer of that certain authorization under Section 214 of the United States Communications Act of 1934 granted to Iusatel USA, Inc., a subsidiary of Iusacell (the “214 License”), shall not have been obtained (unless the 214 License shall have been transferred to one or more of the Verizon Selling Shareholders in accordance with the terms of the Acquisition Agreement); (iii) the Securities tendered into the Offers by the Verizon Selling

Shareholders and Vodafone (and not withdrawn) shall be subject to any lien (unless Movil Access waives this Offer Condition); or (iv) the Acquisition Agreement shall have been terminated in accordance with its terms. The conditions to the Mexican Offer are substantially the same to those in the U.S. Offer. If on any date the U.S. Offer is scheduled to expire the Offer Conditions have not been satisfied, Movil Access will extend the U.S. Offer in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Offer Condition requiring that the Securities to be tendered into the Mexican Offer by the Verizon Selling Shareholders and Vodafone shall not be subject to any lien). The U.S. Offer, however, does not have to be extended beyond December 11, 2003. Pursuant to the terms of the Acquisition Agreement, Movil Access has agreed that it will not extend the U.S. Offer under any other circumstances without the consent of the Verizon Selling Shareholders and Vodafone.

To tender ADSs pursuant to the U.S. Offer, a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof) together with the American Depositary Receipts (“ADRs”) for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by The Bank of New York (the “U.S. Receiving Agent”) by the expiration date of the U.S. Offer (such date and time, the “Expiration Date”) or if ADSs are held in book-entry form, the ADSs must be delivered by the holder thereof to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described in the U.S. Offer to Purchase, and a confirmation of such delivery as well as a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof) or an Agent’s Message (as defined below) must also be received by the U.S. Receiving Agent by the Expiration Date. Alternatively, a holder may be able to use the guaranteed delivery procedure described in the U.S. Offer to Purchase. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company (“DTC”) to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Movil Access may enforce such agreement against such participant.

If a holder wishes to tender its Series V Shares in the U.S. Offer in accordance with its terms, it must do so by book-entry transfer as described in the U.S. Offer to Purchase. If such holder holds Series V Shares in certificated form it should promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, commonly known as “Indeval,” a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Mexican Stock Exchange, and arrange for the holding by such nominee of the Series V Shares on behalf of the holder in book-entry form. In order for a book-entry transfer to constitute a valid tender of such holder’s Series V Shares in the U.S. Offer, the Series V Shares must be tendered by a nominee who is an Indeval participant into the account of GBM Grupo Bursátil

Mexicano, S.A. de C.V., Casa de Bolsa (“GBM”) for the account of the U.S. Receiving Agent and GBM must receive a properly completed and duly executed letter from the Indeval participant who tendered the holder’s Series V Shares into its account accepting the U.S. Offer (the “Acceptance Letter”) prior to the Expiration Date.

For purposes of the U.S. Offer, Movil Access will be deemed to have accepted for payment tendered Securities when and if it gives written notice to the U.S. Receiving Agent of its acceptance of the tenders of such Securities. Payment for ADSs and Series V Shares accepted for payment pursuant to the U.S. Offer will be made from the cash deposited by Movil Access with the Escrow Agent which is made available to the U.S. Receiving Agent, which will act as the holder’s agent for the purpose of receiving payments from Movil Access and transmitting such payments to such holder. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on behalf of the beneficial holder of such ADSs with DTC. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent, of all the documents required to effect a tender, duly signed and executed by the holder or its nominee.

The initial Expiration Date will occur at 5 p.m. New York City time (4 p.m. Mexico City time) on July 29, 2003. Movil Access may extend the U.S. Offer when it is required to do so under applicable law and regulations. In addition, pursuant to the terms of the Acquisition Agreement, Movil Access is required to extend the U.S. Offer if, on the Expiration Date, any of the Offer Conditions have not been satisfied (or waived to the extent permitted). Such extensions will be in increments of five business days until all of the Offer Conditions have been satisfied (or waived to the extent permitted). However, under the terms of the Acquisition Agreement, Movil Access will not be required to extend the U.S. Offer to a date that is later than December 11, 2003. No subsequent offering period will be provided.

Movil Access will announce any extension, by giving written notice of such extension to the U.S. Receiving Agent and the Information Agent and followed as promptly as practicable by public announcement thereof. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will remain subject to the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of the U.S. Offer to Purchase.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

Tenders of Securities made pursuant to the U.S. Offer are irrevocable, except that Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after August 29, 2003. For a withdrawal of tendered Securities to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the U.S.

Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase, and must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. For a withdrawal of tendered Securities to be effective a signed notice of withdrawal must be submitted prior to the acceptance of such Securities for payment by Movil Access, together with, in the case of withdrawals of ADSs (except in the case of ADSs tendered by an eligible guarantor institution), signatures guaranteed by an eligible guarantor institution. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering security holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in the U.S. Offer to Purchase, as applicable, at any time prior to the Expiration Date.

The U.S. Offer to Purchase and the related ADS Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the U.S. Offer.

Movil Access has requested that Iusacell furnish, and Iusacell has agreed to furnish to Movil Access, security position listings of the Securities for the purpose of disseminating the U.S. Offer to holders of the Securities. The U.S. Offer to Purchase and the related ADS Letter of Transmittal will be mailed to record holders of the Securities that may be tendered in the U.S. Offer. Also, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Iusacell’s security position listing or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of such Securities.

Any inquiries a holder may have with respect to the U.S. Offer and requests for additional copies of the U.S. Offer to Purchase or the ADS Letter of Transmittal should be addressed to D.F. King & Co., Inc., the Information Agent for the U.S. Offer, at its address and telephone numbers set forth below and copies will be furnished promptly at Movil Access’ expense. A holder may also contact its broker, dealer, bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. Receiving Agent is:

The Bank of New York

By Mail:	For Notice of Guaranteed Delivery
The Bank of New York	(for Eligible Institutions only)
Tender & Exchange Department	By Facsimile Transmission:
P.O. Box 11248	(212) 815-6433
Church Street Station	To Confirm Facsimile Transmission Only:
New York, NY 10286-1248	(212) 815-6212

By Hand or Overnight Delivery:

The Bank of New York

Tender & Exchange Department-11 West

101 Barclay Street

Receive and Deliver Window-Street Level

New York, NY 10286

The Mexican Receiving Agent is:

GBM Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa

Av. de los Insurgentes Sur 1605, Piso 31

Col. San Jose

Mexico City, Mexico

(5255) 5480 5800

The Information Agent for the U.S. Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (800) 431-9643

June 30, 2003